Synergetics USA Acquires U.K.-Based Distributor M.I.S.S. Ophthalmics Limited

Expands Market Presence and Future Profitability of Existing Operations in the U.K. and Continental Europe

O'FALLON, MO -- (Marketwired - July 09, 2013) - Synergetics Surgical EU Ltd., an indirect subsidiary of Synergetics USA (NASDAQ: SURG), announced today that it has acquired M.I.S.S. Ophthalmics Limited ("M.I.S.S."), a private ophthalmology distribution company incorporated in England and Wales, for net cash consideration of $2.8 million. M.I.S.S. was Synergetics USA's distributor of ophthalmic products in the U.K., and its wholesale distribution activities contributed approximately $1.1 million in revenue to Synergetics USA in fiscal year 2012. M.I.S.S. generated total revenue of approximately $3.2 million during their fiscal year ended March 31, 2013 and was solidly profitable on an operating basis.

"The acquisition of our U.K. distribution partner, M.I.S.S. Ophthalmics, reflects our continued focus on positioning the Company for sustainable future growth," said David M. Hable, the Company's President and Chief Executive Officer. "We are pleased to establish a local distribution presence in one of the largest ophthalmic markets outside the U.S., which we believe will drive further operating efficiencies throughout our entire European operations, enhance sales management capabilities and drive both top and bottom line financial performance in fiscal 2014."

About Synergetics USA, Inc.

Synergetics USA, Inc. (the "Company") is a leading supplier of precision surgical devices. The Company's primary focus is on the surgical disciplines of ophthalmology and neurosurgery. Distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, procedural kits, and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Forward-Looking Statements
Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2012, as updated from time to time in our filings with the Securities and Exchange Commission.

3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer